UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 9, 2014

FATE THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36076	65-1311552
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation)	File Number)	Identification No.)

3535 General Atomics Court, Suite 200

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 875-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 9, 2014, the Board of Directors (the “Board”) of Fate Therapeutics, Inc. (the “Company”) adopted the Company’s Senior Executive Cash Incentive Bonus Plan (the “Bonus Plan”), which applies to certain key executives (the “Executives”) that are selected by the Compensation Committee of the Board (the “Compensation Committee”).

The Bonus Plan provides for bonus payments based upon the attainment of performance targets established by the Compensation Committee and related to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), which may include, among others, expense levels; business development and financing milestones; total shareholder return; changes in the market price of the Company’s common stock; sales or revenue, developmental, clinical or regulatory milestones; acquisitions or strategic transactions; cash flow; productivity; clinical trial results; publications; and working capital.  Any bonuses paid under the Bonus Plan shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals.  The bonus formulas shall be adopted in each performance period by the Compensation Committee and communicated to each Executive.   No bonuses shall be paid under the Bonus Plan unless and until the Compensation Committee makes a determination with respect to the attainment of the performance objectives.  Notwithstanding the foregoing, the Compensation Committee may adjust bonuses payable under the Bonus Plan based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Executives under the Bonus Plan based upon such other terms and conditions as the Compensation Committee may in its discretion determine.

Each Executive shall have a targeted bonus opportunity set for each performance period and may also have a “minimum” hurdle and/or a “maximum” amount.  The Performance Goals will be measured as of the end of the applicable performance period and after such period has ended; provided that if the Performance Goal is dependent on financial metrics as reported in the Company’s financial reports for any particular period, such Performance Goals shall be measured after the applicable financial reports have been published.  If the Performance Goals are met, payments will be made as soon as practicable following the end of such period, but not later than 74 days after the end of the fiscal year in which such performance period ends.  An Executive must be employed by the Company as of the payment date in order to receive a bonus payment, except as otherwise provided in any written agreement between the Executive and the Company.

On January 9, 2014, as part of its annual review of compensation, the Compensation Committee also approved annual base salary adjustments for certain of the Company’s named executive officers, which are effective as of January 1, 2014. The adjusted base salaries for such named executive officers are as follows:

		Annual Base Salary
Named Executive Officer	Current Annual Base Salary	effective January 1, 2014
J. Scott Wolchko, Chief Financial Officer and Chief Operating Officer	$256,000	$310,000
Pratik S. Multani, M.D., M.S., Chief Medical Officer	$318,000	$325,000

On January 9, 2014, the Compensation Committee also approved the payment of cash bonuses to certain of the Company’s named executive officers in respect of 2013 performance.  In addition, on January 9, 2014, the Board approved the payment of a cash bonus to Christian Weyer, M.D., M.A.S., the Company’s President and Chief Executive Officer, in respect of performance during 2013 and a portion of 2012 (pro-rated based on Dr. Weyer’s employment with the Company, which commenced in October 2012).

Bonuses approved for such named executive officers are as follows:

Named Executive Officer	Bonus
Christian Weyer, M.D., M.A.S., President and Chief Executive Officer	$153,125
J. Scott Wolchko, Chief Financial Officer and Chief Operating Officer	$64,512
Pratik S. Multani, M.D., M.S., Chief Medical Officer	$66,780

Item 9.01                                           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
10.1	Senior Executive Cash Incentive Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 10, 2014	Fate Therapeutics, Inc.

	By:	/s/ J. Scott Wolchko
J. Scott Wolchko
Chief Financial Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Senior Executive Cash Incentive Bonus Plan